 Exhibit 99.1

Health Advance Inc. Announces Signing of Definitive Agreement to Acquire Hantian Labs

LAS VEGAS, October 14, 2016 – Health Advance Inc. (the “Company”) (OTC Pinks: HADV) is pleased to announce that on October 13, 2016, the Company signed a definitive agreement (“Definitive Agreement”) to acquire 100% interest in Hantian Labs Limited, a private UK corporation (Hereinafter referred to as “Hantian”). As a result of the acquisition, Health Advance will also control 99% of JT Hantian LLC representing the revenue arm of Hantian. Pursuant to the Definitive Agreement, on closing the Health Advance will issue 1.5 common shares of the Company for each share of Hantian Labs outstanding at the time of closing representing the purchase price of Hantian. Accordingly, the Company’s issued and outstanding number of common shares will increase from 24,520,000 shares to 39,520,000 shares. In addition, Hantian shall undertake to raise a minimum financing of $250,000 for marketing of Hantian’s product line prior to the closing of the transaction.

On closing the Company will appoint Mr. Christian Diesveld as a director of Health Advance. Mr. Diesveld is currently the Managing Director of Hantian. Prior to co-founding Hantian Labs, Christian spent a total of sixteen years within the public marketplace, specializing in the marketing and financing of exchange-listed companies to all facets of the international investment community. Additionally, Mr. Diesveld spent the previous ten years in the role of Managing Director at Peritus Capital, a Toronto based Investor Relations firm. Having worked closely with corporations in the pharmaceutical, technology and resource sectors, Christian brings an abundance of experience and contacts from a wide range of sectors throughout the global marketplace.

Hantian Labs (www.hantianlabs.com) is an emerging global leader in anti-ageing and vitality nutraceutical products. Developed by a team of research scientists, athletes and beauty professionals, the Hantian line of tablets uses state-of-the-art age reversal technology to diminish the signs of ageing, whilst enhancing, enriching and extending the lives of their consumers. Products, including GHBurn, Alpha Elite and Revitamar, are made at Hantian’s GMP ISO 9001 and Informed Sports certified facility in the United Kingdom with the strictest quality standards. Hantian products are Medicines & Healthcare Products Regulatory Agency (MHRA) approved. Hantian also has licenses issued by the Minister of Health for Canada, issued under the authority of section 7 of the Natural Health Products Regulations, for its products GHBurn and Alpha Elite.

GHBurn is a scientifically proven powerful natural precursor to HGH (Human Growth Hormone), the body’s master hormone. It was uniquely designed to enhance the body’s hormonal system, which begins to deteriorate after the age of thirty. It increases testosterone production, lean muscle mass, enhances energy, alertness and libido, while decreasing fat production and cravings. GHBurn provides muscles with increased energy at the cellular level enhancing athletic performance and ability. Used daily, the unique proprietary blend of ingredients regulates male hormones, which in effect halts and more importantly reverses the aging process.

Alpha Elite is widely considered one of the ultimate supplements to combat natural testosterone deterioration and enhance overall male performance. It stimulates and intensifies all vigorous activity for the Alpha Elite male. Being stimulant free, it safely elevates your testosterone to new levels, whilst increasing your lean muscularity, vascularity and libido.

Revitamar is a powerful age defying supplement proven to banish wrinkles and restore a youthful appearance. The pioneering restorative blend of antioxidants, minerals and marine properties stimulates youthful radiant skin and softens fine lines. Founded in the age old notion of ‘health through water’, the high concentration of marine collagen and sea kelp naturally restore elasticity, diminishes pigmentation and protect cells from oxidative damage while hyaluronic acid, zinc and vitamin C, secures moisture, creates fullness, decreases the appearance of cellulite and alleviates joint pain.

“We are eager to advance Health Advance through continued expansion. The addition of Christian Diesveld to our board of directors brings leadership, extensive financing experience, and vast knowledge of the nutraceutical sector, all critical to our success,” stated President and CEO,Jordan Starkman. “We are thrilled to have entered into the nutraceutical sector and remain committed to creating shareholder value for Health Advance’s shareholders.

Certain statements in this document that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Health Advance Inc. to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.

For more information, please contact:

Health Advance Inc.
Jordan Starkman, CEO
www.healthadvanceinc.com
1-800-854-7970

3651 Lindell Road, Suite D155, Las Vegas, NV 89103
1-800-854-7970